Exhibit 99.1

Contact:
Barrier Therapeutics, Inc.
Anne M. VanLent
609-945-1202

Noonan Russo
Diane Perry
212-845-4239

FOR IMMEDIATE RELEASE

BARRIER THERAPEUTICS ANNOUNCES SECOND QUARTER 2006 FINANCIAL RESULTS
Company Reports First Product Revenue for Vusion™
Princeton, NJ, August 7, 2006 — Barrier Therapeutics, Inc. (NASDAQ: BTRX), a pharmaceutical company developing and commercializing products in the field of dermatology, today announced its financial results for the second quarter ended June 30, 2006.
Financial highlights include:
•	Net product revenues for the three months ended June 30, 2006 were $1.1 million, an increase of approximately $1 million over the same period in 2005. Current quarter revenues are comprised of sales of Vusion™ in the U.S., Solagé® in the U.S and Canada, and VANIQA® in Canada.

•	Net loss was $13.9 million or $0.58 per share, for the three months ended June 30, 2006, compared to $10.8 million, or $0.45 per share, for the same period in 2005. Results for the current quarter included $1.1 million in stock compensation expense related to FAS 123(R).

•	Cash, cash equivalents and marketable securities as of June 30, 2006 were $57.9 million, representing net cash usage of $10 million for the quarter.
“We delivered solid performance for the quarter and are encouraged by the positive revenue results which are directly attributable to the recent expansion of our sales team in conjunction with the launch of Vusion in the U.S.,” commented Geert Cauwenbergh, Ph.D., Chief Executive Officer. “We will continue to focus our efforts on driving revenue growth during the second half of this year as we actively promote Vusion and plan for the launch of Xolegel™ for the treatment of seborrheic dermatitis.”

Second Quarter Financial Results
For the quarter ended June 30, 2006, the Company reported a net loss of $13.9 million, or $0.58 per share, as compared to a net loss of $10.8 million for the second quarter of 2005, which represented a loss per share of $0.45.
Total revenue for the quarter was $1.1 million, an increase of $609,000 as compared to the same period in 2005. Net product revenues increased $982,000 from the same period in 2005 due primarily to the sales of Vusion, which was approved in February 2006, as well as increased sales from our other commercial products in both the U.S. and Canada. Total grant and contract revenue decreased $373,000 as compared to the same period last year.
Total cost of product revenues, including cost of finished goods, distribution expenses, and amortization expense related to the product rights for Solagé® was $483,000 for the quarter as compared to $103,000 for the same period in 2005. This increase of $380,000 was a result of higher product sales volume and the recording of a $206,000 allowance for obsolescent inventory in Europe.
Research and development expenses for the three months ended June 30, 2006 totaled $5.2 million, a decrease of $2.1 million as compared to the same period in 2005. Spending related to the Company’s late-stage product candidates declined $1.1 million due to completing certain development activities for both our recently approved Xolegel product and our Hyphanox™ product candidate. During the second quarter of 2006, spending for our mid-stage product candidates, including oral and topical Rambazole™ and Azoline, decreased $1.2 million versus the same period in 2005 due to decreased manufacturing and pre-clinical activities. We expect project expenses to increase in the coming quarters due to increased costs related to patient enrollment of our Phase 3 trial with Hyphanox in onychomycosis and the Phase 2b trials for oral Rambazole and Azoline. Internal research and development expenses of $2.4 million for the period were relatively flat compared to the same period of the prior year. Included in the current quarter was $284,000 of stock compensation expense under FAS 123(R).
Selling, general and administrative expenses for the three months ended June 30, 2006 totaled $10.0 million, an increase of $5.4 million from the prior year due to $2.8 million in increased costs for our sales organization that was launched during the middle of 2005 and increased from 21 to 60 sales associates during the second quarter. In addition, brand marketing and market research expenses related to the launch of Vusion, pre-launch expenses for Xolegel and support of our other commercial products increased by $1.7 million as compared to the prior year. Included in the current quarter was $843,000 of stock compensation expense under FAS 123(R).
Net interest income for the second quarter of 2006 decreased to $725,000 from $745,000 in the second quarter of 2005 as a result of lower investment balances partially offset by higher interest rates.
At June 30, 2006, the Company had $57.9 million in cash, cash equivalents and marketable securities, as compared to $78.1 million as of December 31, 2005.

Recent Operational Highlights:
•	On July 28, 2006, the U.S. Food and Drug Administration (FDA) approved Xolegel™ (ketoconazole, USP) Gel, 2%, for the topical treatment of seborrheic dermatitis. Xolegel is a topical formulation consisting of 2.0% ketoconazole, an antifungal agent, formulated in a waterless gel for once-daily application.

•	In April 2006, we expanded our U.S. sales organization from 21 to 60 sales associates in support of the launch of the Vusion™ (0.25% miconazole nitrate, 15% zinc oxide, 81.35% white petrolatum) Ointment in the United States. The FDA approved Vusion in February 2006 for the treatment of diaper dermatitis complicated by documented candidiasis.
Conference Call & Webcast Information
Barrier’s senior management will host a conference call on Monday, August 7, 2006 at 5:00 p.m. Eastern Time to review the second quarter 2006 financial results and provide a company update. Interested investors can listen to the call live over the Internet on the investor relations section of the Company’s website located at www.barriertherapeutics.com or by dialing 1-888-802-7346 (U.S.) or 1-973-582-2785 (International) and using conference ID code: 7628109. An archived version of the webcast will be available on the company website or by dialing the replay numbers 1-877-519-4471 (U.S.) or 1-973-341-3080 (International) and using conference ID code: 7628109.
About Barrier Therapeutics
Barrier Therapeutics, Inc. is a pharmaceutical company focused on the discovery, development and commercialization of pharmaceutical products in the field of dermatology. Barrier Therapeutics currently markets three pharmaceutical products in the United States: Xolegel™ (ketoconazole, USP) Gel, 2%, Vusion™ (0.25% miconazole nitrate, 15% zinc oxide, 81.35% white petrolatum) Ointment and Solagé® (mequinol 2.0%, tretinoin 0.01%) Topical Solution. Barrier has other product candidates in various stages of clinical development for the treatment of onychomycosis, psoriasis, acne, and fungal infections. The Company is headquartered in Princeton, New Jersey and has wholly owned subsidiaries in Geel, Belgium and Ontario, Canada. For more information, please visit the company’s web site at http://www.barriertherapeutics.com
Safe Harbor Statement
In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s potential to increase revenues, the timing of the commercial launch for Xolegel and the potential for increased project related expenses. Forward-looking statements provide Barrier’s current expectations or forecasts of future events. Barrier’s performance and financial results could differ materially from those reflected in these forward-looking statements due to the marketplace acceptance of Barrier’s products, Barrier’s ability to execute its commercial and clinical strategy, the decisions of regulatory authorities, the results of clinical trials and strategic decisions regarding its pipeline, general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries generally. For a discussion of these and other risks and uncertainties that may effect the forward-looking statements, please see the risk factors in the company’s Quarter Report on Form 10-Q for the quarterly period ended March 31, 2006 which is on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Barrier undertakes no obligation to update publicly any forward-looking statement.
In addition, please note that success in earlier clinical trials does not mean that subsequent trials will confirm earlier findings. No assessment of the efficacy or safety of any product candidate can be considered definitive until all clinical trials needed to support a submission for marketing approval are complete.
(Financial Tables to Follow)

Barrier Therapeutics, Inc.
Consolidated Statements of Operations
(All amounts in thousands, except share and per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenues:
Net product revenues	$1,077	$95	$1,420	$305
Other revenues	4	377	133	820

Total Revenues	1,081	472	1,553	1,125

Costs and expenses:
Cost of product revenues	483	103	698	185
Research and development	5,246	7,306	10,175	16,791
Selling, general and administrative	9,990	4,617	17,525	8,452

Total costs and expenses	15,719	12,026	28,398	25,428

Loss from operations	(14,638)	(11,554)	(26,845)	(24,303)
Interest income, net	725	745	1,501	1,337

Net loss before cumulative effect of change in accounting principle	(13,913)	(10,809)	(25,344)	(22,966)
Cumulative effect of change in accounting principle	—	—	57	—

Net loss	$(13,913)	$(10,809)	$(25,287)	$(22,966)

Basic and diluted net loss per share before and after change in accounting principle	$(0.58)	$(0.45)	$(1.05)	$(0.98)
Weighted average shares outstanding — basic and diluted	24,133,278	23,839,701	24,107,774	23,323,399
Certain amounts have been reclassified to conform to the current period presentation.

BARRIER THERAPEUTICS, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands)

	June 30, 2006	December 31, 2005
Assets
Current Assets:
Cash, cash equivalents and marketable securities	$57,895	$78,120
Receivables	1,527	593
Interest receivable	449	755
Finished goods inventories	616	380
Prepaid expenses and other current assets	1,732	1,227

Total current assets	62,219	81,075
Property and equipment, net	1,071	1,055
Other assets	2,726	2,831

Total assets	$66,016	$84,961

Liabilities and stockholders’ equity
Current liabilities:
Accounts and payable and accrued expenses	$10,090	$7,256
Deferred revenue	1,311	637
Other current liabilities	352	397

Total current liabilities	11,753	8,290
Notes payable: long-term portion	249	405
Stockholders’ equity	54,014	76,266

Total liabilities and stockholders’ equity	$66,016	$84,961